Exhibit 10.3

COMPENSATION AGREEMENT

This Compensation Agreement is dated as of  September 1, 2010 by and between Global MobileTech, Inc., a Nevada corporation (the “Company”) and Valerie Hoi-Fah Looi, a Director and  Officer of the Company (“Officer”).

WHEREAS, the Officer has been rendering services to the Company and its wholly owned subsidiaries since March 25, 2010; and

WHEREAS, the Company wishes to compensate the Officer with shares of its common stock for such services rendered;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.

The Company will issue 100,000 shares of the Company’s common stock, $.001 par value per share, (the “Shares”) to the Officer. The shares to be issued shall represent payment for services rendered by the Officer to the Company.  Such amount to be paid through the issuance of shares of common stock shall not exceed $100,000.  The exact number of shares to be issued to the Consultant shall be based upon a fixed price of $1.00 per share

2.

The Company shall register the Shares with the Securities and Exchange Commission within 120 days of the execution of this agreement.

IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

GLOBAL MOBILETECH, INC.

By:  /s/ Mohd Aris Bernawi

       Mohd Aris Bernawi, Chairman

By:  /s/ Valerie Hoi-Fah Looi

Name:  Valerie Hoi-Fah Looi, Secretary